CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference of our report dated January 23, 1996 on our audits of the consolidated financial statements of American Filtrona Corporation and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is included in this Annual Report on Form 10-K, in the registration statements on Form S-8, pertaining to the American Filtrona Corporation 1988 Stock Option Plan and American Filtrona Corporation Incentive Stock Option Plan, and to the American Filtrona Corporation 1988 Performance Shares Plan.

                            COOPERS & LYBRAND L.L.P.

Richmond, Virginia
March 25, 1996